SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.)

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RYERSON INC.

(Name of Registrant as Specified In Its Charter)

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

AND

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. to on August 16, 2007.

HARBINGER CAPITAL PLEASED BY GLASS LEWIS’ SUPPORT, COMMENTS ON REPORTS FROM OTHER ADVISORY FIRMS

Harbinger Nominees Committed to Ensuring That All Stockholders Receive Maximum Value for Their Shares and are Protected in a Period Of Heightened Volatility

Urges Ryerson Stockholders to Vote the GREEN Proxy Card

for All Independent Director Nominees

_______________________________________________________________________________

NEW YORK, August 16, 2007 – Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, “Harbinger”) today issued the following statement in response to recent analyses issued by Glass Lewis & Co., Institutional Shareholder Services (“ISS”) and Proxy Governance, Inc. regarding Harbinger’s proposed nomination of seven independent directors to the Board of Directors of Ryerson Inc.

Larry Clark, Managing Director of Harbinger Capital Partners, said: "We are pleased that Glass Lewis has acknowledged Ryerson’s underperformance as well as the consistent and repeated disregard of stockholder rights by the current Ryerson Board and management team. Glass Lewis clearly understands the pressing need for an independent outside director on the Board to ensure that all options available to the Company are fairly evaluated. We appreciate Glass Lewis’ recommendation to their clients to vote on Harbinger’s GREEN proxy card to elect one of our nominees, and NOT use management’s white card.”

Clark went on to say “We believe that shareholders need the benefit of independent, objective stewards of capital in an increasingly risky world. In an environment of overwhelming uncertainty shareholders must do all they can to preserve value. Ryerson would have you believe that Harbinger’s aim is to scuttle the Platinum deal and expose shareholders to unnecessary and imprudent risk. This is simply wrong. We know that shareholders are concerned about what will happen to the value of their investment in Ryerson if someone isn’t working tirelessly to advocate for shareholders.”

We note that in its recommendation Glass Lewis highlighted this very issue, stating:

•

“The Company’s review of strategic alternatives was not announced until months after Harbinger announced its proxy contest. In our opinion, commencing a full strategic review only when under significant outside pressure does not give us comfort that the board is proactively acting in the best interests of shareholders”

Along the same lines, the ISS report noted the following:

•

“Regarding incumbent board, we note that the company initiated the sale process and hired UBS as its financial advisor after Harbinger filed its 13D in Dec. 2006. Likewise, the company announced date for its annual meeting after Harbinger filed a complaint in the Court of Chancery that sought to compel the company to hold the 2007 annual meeting. As such, it seems that the company reacted to shareholders concerns instead of proactively addressing the issues.”

Clark concluded, “Shareholders must vote to protect their interests now. Waiting until the vote on the Platinum Equity transaction may leave stockholders with only two choices: a lowered bid or suffering through another year of watching Ryerson wallow in mediocrity and squander the opportunity to create substantial shareholder value. Harbinger’s nominees are the best choice stockholders have to protect their interests in this period of heightened uncertainty. We continue to urge stockholders to vote for Harbinger’s full slate of independent and experienced Director nominees on the GREEN proxy card.”

Time is short. Harbinger strongly encourages Ryerson stockholders to elect its independent, highly qualified nominees by using the GREEN proxy card to vote TODAY--by telephone, Internet or by signing, dating and returning the GREEN proxy card. If stockholders have previously voted using the company’s white proxy card, they may revoke that vote by immediately using the GREEN card to submit a proxy.

Stockholders who have questions about Harbinger's solicitation, or need assistance in voting their GREEN proxy card, should call Harbinger's proxy solicitors, Innisfree M&A Incorporated, Toll-Free at 888-750-5834. (Banks and brokers may call collect at 212-750-5833.)

Visit our website at www.MaximizeRyersonValue.com to read about our nominees and their experience, and decide for yourself who is best positioned to guide our mutual investment.

About Harbinger Capital Partners

The Harbinger Capital Partners investment team located in New York City manages in excess of $12 billion in capital as of August 1, 2007, through two complementary strategies. Harbinger Capital Partners Master Fund I, Ltd. is focused on restructurings, liquidations, event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies. Harbinger Capital Partners Special Situations Fund, L.P. is focused on medium to long-term equity investments with a primarily long bias, with flexibility to use other investment strategies and types of securities when attractive opportunities arise.

Investor Contact:

Harbert Management Corporation

John McCullough

205-987-5576

Media Contact:

Sard Verbinnen & Co

Dan Gagnier or Robin Weinberg

212-687-8080

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